AMRESCO, INC.

           EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
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                                          Year Ended December 31,
                                           1997           1996        1995
Basic:
 Income from continuing operations          $56,224,000   $31,332,000  $18,665,000
 Income from disontinued operations                                      2,425,000
   Net income                               $56,224,000   $31,332,000  $21,090,000

Weighted average common shares outstanding   35,692,030   27,254,346  24,135,543
 Contingently issuable shares                    12,735       14,297      37,231
 Restricted shares                              (94,387)     (36,842)
   Total                                     35,610,378   27,231,801  24,172,774

 Continuing operations per share                  $1.58        $1.15       $0.77
 Discontinued operations per share                                          0.10
   Earnings per share                             $1.58        $1.15       $0.87

Diluted:
 Income from continuing operations          $56,224,000  $31,332,000 $18,665,000
 Effects of convertible debt net of taxes                  2,196,000     183,000
 Dilutive income from continuing operations  56,224,000   33,528,000  18,848,000
 Income from discontinued operations                                   2,425,000
   Net income                               $56,224,000  $33,528,000 $21,273,000

 Weighted average common shares outstanding  35,692,030   27,254,346  24,135,543
 Contingently issuable shares                    12,735       14,297      37,231
   Additional shares assuming conversion
of convertible debentures to 3,600,000
of common stock in November 1995                           3,600,000     300,000
   Net effect of dilutive stock options
based on the Treasury stock method
using the average market price                  958,712      905,128     554,797
   Total                                     36,663,477   31,773,771  25,027,571

 Continuing operations per share                  $1.53        $1.06       $0.75
 Discontinued operations per share                                          0.10
   Earnings per share                             $1.53        $1.06       $0.85
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